SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Commission File No. 0-28683

Date of Report:  November 27, 2009

VANTONE INTERNATIONAL GROUP, INC.
(Name of Registrant in its Charter)

Nevada	41-1954595
(State or Other Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 195, Zhongshan Road, Heping District, Shenyang, Liaoning Province, P.R. China
(Address of principal executive offices)
86-24-2286-6686
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

On November 27, 2009 Yi Tong resigned from his position as a member of the Board of Directors of Vantone International Group and from his position as the Registrant’s Chief Operations Officer.  At the same time Jichun Li resigned from his position as the Registrant’s Chief Financial Officer.  Mr. Li will remain employed by Vantone International Group as Vice President and will remain a member of the Board of Directors.

On November 27, 2009 the Board of Directors appointed Honggang Yu to serve as Interim Chief Financial Officer.  Mr. Yu is the Chairman and Chief Executive Officer of Vantone International Group.

On November 27, 2009 the Board of Directors increased the number of directors to four, and elected Dongfeng Liu and Tiehua Ju to serve as members of the Board of Directors.  The Board also appointed Mr. Liu to serve as Vice President of Vantone International Group in charge of the Company’s Marketing Development Center and its Insurance Agent Center.  The Board also appointed Mr. Ju to serve as Vice President of Vantone International Group in charge of the Company’s Intelligence and Administration Center and its Comprehensive Management Center.  Information regarding the two new directors follows.

Dongfeng Liu.  Mr. Liu comes to Vantone after a career in senior management of various engineering-based enterprises, including the Shenyang branch of Dalian Chu Ming Group, Shenyang North Traffic Heavy Industry Group, Lianing Tian Yuan Group, Shenyang Diamond Factory and Shenyang Smelting Plant.  Mr. Liu earned a bachelor’s degree with a concentration in engineering.  He is 51 years old.

Tiehua Ju.  Mr. Ju brings to Vantone 27 years of experience in engineering and management.  From 1998 to 2008 he was employed as Assistant President of Shenyang Dong Yu Group.  Previously he held engineering positions at Shenyang Cable Factory, Liaoning Fuxin Mining Administration, and the Baotou Steel Institute.  In 1982 Mr. Ju earned a bachelor’s degree with a concentration in metal pressure processing from Northeastern University in China, and in 2003 he earned a Masters in Business Administration, also from Northeastern University.  Mr. Ju is 55 years old.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 27, 2009	VANTONE INTERNATIONAL GROUP, INC.
By: /s/ Honggang Yu
Honggang Yu, Chief Executive Officer